Exhibit 10.1

MANAGEMENT INCENTIVE PLAN

CONDITIONS AGREEMENT

FISCAL YEAR ENDING 1/28/2012

A. Purpose: The purpose of the Cost Plus, Inc. FYE 01/28/2012 “Management Incentive Plan” is to reward employees whose contributions assist Cost Plus, Inc. (“Cost Plus” or the “Company”) in achieving its goals for the Fiscal Year ending January 28, 2012.

B. Earning Terms and Conditions: Regular, full time employees, who work for Cost Plus in incentive-eligible positions during the Fiscal Year, are eligible to earn an incentive(s) only if each of the following conditions is fully met:

1. The employee must be actively employed by Cost Plus through the end of the Fiscal Year, except if the employee is on an approved Leave of Absence from which the employee returns to actively working for Cost Plus for at least one (1) month. (the date upon which such one (1) month period ends is referred to as the “Post-Leave Bonus Date”).

2. The employee must be actively employed by Cost Plus at the time incentives are paid, or be on an approved Leave of Absence from which the employee returns to actively working for Cost Plus for at least one (1) month. An employee on an approved Leave of Absence who completes one (1) month of active work upon his/her return from such Leave of Absence will receive his/her incentive(s), if any and subject to the terms and conditions of this plan, no later than the fifteenth (15th) day of the third (3rd) month following the later of (a) the end of the calendar year in which the Post-Leave Bonus Date occurs; or (b) the end of Cost Plus’ fiscal year in which the Post-Leave Bonus Date occurs.

3. The employee — including an employee hired or promoted into an incentive-eligible position after the beginning of the Fiscal Year — must have actively worked (e.g., provided services) for the Company for at least six (6) months of the Fiscal Year in an incentive eligible position.

4. The final 2011 EBITDA results (excluding costs associated with store closures) must be at least         .

5. The employee must be in Good Standing throughout the Fiscal Year

6. If an employee eligible for one target payout % is re-located or re-assigned to a position within Cost Plus during the Fiscal Year that is eligible for a different target payout %, the employee will be eligible, on a prorated basis, for both types of incentive based on:

a. the amount of time the employee spent in each position during the Fiscal Year

b. final 2011 EBITDA results (excluding costs associated with store closures) of at least         .

c. the employee’s actual earned salary in each position exclusive of bonus, incentive payments, benefits or earnings paid while on a Leave of Absence.

C. Definitions:

1. An employee is in “Good Standing” if:

a. the employee has performed his/her job during the Fiscal Year at a consistently “meets requirements” level; specifically, has not received any written performance or conduct warnings during the fiscal year; and

b. has not engaged in any grossly negligent, intentionally negligent or dishonest conduct during the Fiscal Year that resulted in a direct monetary loss for the Company.

2. An employee’s “Annual Salary” means the total salary amount received by the employee from the Company while in a bonus-eligible position during the Fiscal Year, exclusive of all bonuses and benefits.

3. For the purpose of determining “EBITDA” any costs associated with store closures shall be excluded.

D. Incentive Payments:

1. Generally, incentives will be paid around         , after conclusion of the Fiscal Year.

2. If an employee is on an approved Leave of Absence at the time incentives are paid, the employee will receive his/her incentive payment, only after returning from Leave and actively working for Cost Plus for one month. An employee on an approved Leave of Absence who completes one (1) month of active work upon his/her return from such Leave of Absence will receive his/her incentive(s), if any and subject to the terms and conditions of this plan, no later than the fifteenth (15th) day of the third (3rd) month following the later of (a) the end of the calendar year in which the Post-Leave Bonus Date occurs; or (b) the end of Cost Plus’ fiscal year in which the Post-Leave Bonus Date occurs. If the employee does not return from such a Leave and work for Cost Plus, Inc for one month, she/he will not have met each of the earning conditions.

3. All incentive payments will be subject to applicable tax withholdings, as well as other withholdings from compensation authorized by the employee.

E. Miscellaneous:

1. The Company reserves the right, at any time during the Fiscal Year, to change or terminate all or any portion of any Incentive Plan. However, the Company generally will exercise its right in this regard in the event of economic changes, catastrophic events or other circumstances not contemplated before the beginning of the Fiscal Year, that affect a particular store or the entire Company.

2. Nothing about the fact or any provision of this Incentive Plan document, nor administration of the Management Incentive Plan is intended or should be construed as changing the “at-will” nature of employment with Cost Plus. At all times, employees and the Company reserve the right to terminate the employment relationship at any time, for any or no particular cause or reason.

3. This Incentive Plan document, and an employee’s target payout % listed within the SharePoint intranet site constitute the full and exclusive terms under which an employee may earn and receive a Management Incentive Plan payout for the Fiscal Year ending January 28, 2012.

4. Any request for an exception to any of the terms and conditions set forth in this Management Incentive Plan document and/or in the Sharepoint Intranet listing of an employee’s target payout % about the meaning or administration of any provision contained in these documents, or any complaint about the amount of any incentive payment, by or on behalf of any employee, must be delivered in writing, no later than May 31 after conclusion of FYE 1/28/2012, to:

a.	the employee’s manager(s) for that Fiscal Year; and

b.	the Vice President of Human Resources

Such written request or complaint must contain all facts and circumstance relevant to the request/complaint. After consideration and/or investigation, the Company will provide a written response to the request/complaint.

5. Any question about the meaning or administration of any provision of this incentive Plan Program document and/or of an employee’s target payout % document, should be promptly delivered in writing to the Vice President of Human Resources at the Corporate Office in Oakland, California. Sometimes one employee’s question, and the answer to that question, may be relevant to more than just the employee posing the question. In such cases, the Company may distribute an e-mail or other document to employees in a Management Incentive Plan eligible position so they may also have additional information about the meaning and/or administration of the Incentive Plan.

6. The Company, through its CEO and Board of Directors, is responsible for interpreting and administering the Management Incentive Plan.